AMENDMENT NO. 3

TO THE INVESTMENT ADVISORY AGREEMENT

This Amendment No. 3 (the “Amendment”) to the Investment Advisory Agreement dated as of July 10 2013 as amended (the “Advisory Agreement”), by and between Olive Street Investment Advisers, LLC (the “Adviser”) and Bridge Builder Trust (the “Trust”), on behalf of the series of the Trust indicated on Schedule A to the Investment Advisory Agreement is entered into as of the 2nd day of December, 2022 by and between the Adviser and the Trust , on behalf of the series of the Trust indicated on Schedule A to this Amendment (each, a “Fund” and collectively the “Funds”). All capitalized terms use d, but not defined herein shall have the meanings given to them in the Advisory Agreement.

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of each Fund have entered into the Advisory Agreement pursuant to which the Adviser renders investment advisory services to each Fund pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS the Board has approved the launch of a new series of the Trust namely, the Bridge Builder Municipal High-Income Bond Fund;

WHEREAS pursuant to Section 23 of the Advisory Agreement, the Advisory Agreement may be amended only by a written instrument signed by the Adviser and the Trust on behalf of each applicable Fund and only in accordance with the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, including the consent of the Trustees of the Trust.

WHEREAS the Board of Trustees of the Trust has approved the revisions set forth below in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Revised Schedule A. Schedule A of the Agreement is deleted and replaced in its entirety with the following revised Schedule A:

SCHEDULE A

Series of Bridge Builder Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets
Bridge Builder Core Bond Fund	0.32%
Bridge Builder Core Plus Bond Fund	0.36%
Bridge Builder Municipal Bond Fund	0.36%
Bridge Builder Municipal High-Income Bond Fund	0.36%
Bridge Builder Large Cap Growth Fund	0.44%
Bridge Builder Large Cap Value Fund	0.44%
Bridge Builder Small/Mid Cap Growth Fund	0.64%
Bridge Builder Small/Mid Cap Value Fund	0.64%
Bridge Builder International Equity Fund	0.60%
Bridge Builder Tax Managed Large Cap Fund	0.44%
Bridge Builder Tax Managed Small/Mid Cap Fund	0.64%
Bridge Builder Tax Managed International Equity Fund	0.60%

2.

Amendments. Except as specifically amended hereby, the Advisory Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Advisory Agreement effected in accordance with the terms thereof.

3.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Amendment may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding on the parties so transmitting their signatures.

2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST
on behalf of the Funds

By:	/s/ Colleen Dean
Name: Colleen Dean
Title: President

OLIVE STREET INVESTMENT ADVISERS, LLC

By:	/s/ Thomas Kersting
Name: Thomas Kersting
Title: President